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                                                                    Exhibit 99.4

FOR IMMEDIATE RELEASE
MONDAY, SEPTEMBER 8, 1997


CONTACT:
STEVEN PURCELL - CHIEF FINANCIAL OFFICER
Phone: (402) 593-4632  Fax: (402) 537-6197
E-Mail: cfo@abii.com

SHELLY VAUGHN - DIRECTOR, INVESTOR RELATIONS
Phone: (402) 596-8929  Fax: (402) 592-4006
E-Mail: ir@abii.com



PRO CD, INC.(R) ACQUIRED BY AMERICAN BUSINESS INFORMATION, INC.(R)

(OMAHA, NE) -- American Business Information, Inc.(R) (NASDAQ: ABII) announced today that it had completed its acquisition of the retail and direct marketing operations of Pro CD, Inc.(R), a subsidiary of Acxiom(R) Corporation (NASDAQ:
ACXM). Pro CD, headquartered in Danvers, MA, is a leading provider of telephone directory and other business software products on CD-ROM to consumers.

According to Vinod Gupta, Chairman and Chief Executive Officer of ABI, "The acquisition of the retail and direct marketing operations of Pro CD clearly strengthens ABI's competitive position as a leader in the consumer marketplace. This business combination has created the world's premier supplier of multiple CD-ROM directory products for consumer and home office applications." Gupta further stated, "We see a tremendous need for information in the consumer marketplace and ABI will satisfy this demand with multiple products ranging from $10 to $150 through CD-ROM, DVD and Internet technologies. We are expanding our extensive distribution network by offering our products through department stores, grocery stores, drug stores and other retail outlets."

American Business Information, Inc.(R) is a leading compiler of information on businesses and consumers in the United States and Canada and provides data processing and analytical services. Over 1 million customers have used American Business Information, Inc.(R) to generate sales leads, reduce selling costs, improve marketing efficiency and for business credit purposes. Founded in 1972, the Company is headquartered at 5711 South 86th Circle, P.O. Box 27347, Omaha, NE 68127-0347. American Business Information(R) can be contacted at
(402) 593-4500, or on the Internet at: http://www.SalesLeadsUSA.com.

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